Exhibit 23.1	Consent of McGladrey & Pullen, LLP

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
North Central Bancshares, Inc.
Fort Dodge, Iowa

We consent to the incorporation by reference in the North Central Bancshares, Inc. Registration Statement on Form S-8 (Registration #333-133810) as filed with the Commission on May 4, 2006, Registration Statement on Form S-8 (Registration #333-33089) as filed with the Commission on August 7, 1997 and the Registration Statement on Form S-8 (Registration #333-82490) as filed with the Commission on February 11, 2002, of our report dated March 17, 2008, relating to our audit of the consolidated financial statements, which appearing in this annual report on Form 10-K of North Central Bancshares, Inc. and subsidiaries for the year ended December 31, 2007.

Des Moines, Iowa
March 28, 2008